As filed with the Securities and Exchange Commission on August 30, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Donegal Group Inc.
(Exact name of registrant as specified in its charter)
Delaware	1195 River Road Marietta, Pennsylvania 17547 (800) 877-0600	23-2424711
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)
Kevin G. Burke
President and Chief Executive Officer
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547
(800) 877-0600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With copies to:

Richard L. Cohen, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Telephone: (215) 979-1233
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐
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If this Form is a Registration Statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended. (Check one):
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION,
DATED August 30, 2024

500,000 Shares of Class A Common Stock
of
Donegal Group Inc.

Donegal Group Inc. 2024 Agency Stock Purchase Plan
We offer 500,000 shares of our Class A common stock pursuant to this prospectus to eligible insurance agencies under our 2024 Agency Stock Purchase Plan, or our plan.
Our Class A common stock trades on the Nasdaq Global Select Market under the symbol “DGICA.” On August 27, 2024, the Nasdaq Global Select Market reported the last sales price of our Class A common stock was $14.98 per share.
We will offer shares of our Class A common stock under our plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for any services in connection with the offer or sale of shares of our Class A common stock under our plan. We will pay all costs of administering our plan. We will not charge participants any brokerage commissions or service charges in connection with their purchase of shares under our plan. We will retain all proceeds from the sale of shares of our Class A common stock under our plan.
The location of our principal executive offices is 1195 River Road, Marietta, Pennsylvania 17547; our telephone number is (800) 877-0600 and our Internet web site is www.donegalgroup.com. The information on our web site is not a part of this prospectus. We recommend that you retain this prospectus for future reference.
The purchase of these securities involves investment risks. Please read carefully the section we title “Risk Factors” on page 2 of this prospectus.
Neither the U.S. Securities and Exchange Commission, or the SEC, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August   , 2024.

i

SUMMARY
This summary highlights some information from this prospectus. This summary may not contain all of the information that is important to you. To understand this offering fully, we recommend that you read the entire prospectus carefully, including the risk factors.
The Company
We are an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty insurance in 23 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Our insurance subsidiaries provide their policyholders with a selection of insurance products at competitive rates, while pursuing profitability through adherence to a strict underwriting discipline.
At December 31, 2023, Donegal Mutual Insurance Company, or Donegal Mutual, held approximately 44% of our Class A common stock and approximately 84% of our Class B common stock. Donegal Mutual’s stock ownership in the aggregate represents approximately 71% of the voting power of our outstanding Class A common stock and Class B common stock. Our insurance subsidiaries and Donegal Mutual have interrelated operations. While maintaining the separate corporate existence of each company, our insurance subsidiaries and Donegal Mutual conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.
Offering Under Our Plan
By this prospectus, we offer to the independent insurance agencies that offer the insurance products of our subsidiaries and affiliated insurance companies, including Donegal Mutual, and that satisfy the eligibility requirements of our plan an opportunity to acquire a proprietary interest in us through our plan. We adopted our plan to foster our interests and the interests of the agencies that help us achieve our objective of long-term profitable growth.
We have reserved 500,000 shares of our Class A common stock for sale to eligible agencies under our plan, which will expire September 30, 2027. The purchase price for shares of our Class A common stock we offer under our plan will equal 90% of the average closing prices of our Class A common stock on the Nasdaq Global Select Market on the last ten trading days of each applicable subscription period.
We will offer shares under our plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for any services in connection with the sale of shares of our Class A common stock under our plan. We will pay all costs of administering our plan. We will not charge participants in our plan any brokerage commissions or service charges in connection with their purchase of shares under our plan.

RISK FACTORS
We recommend that you carefully consider the specific risks we describe under the caption “Risk Factors” in our periodic reports we describe in “Incorporation of Certain Documents by Reference” below.
THIS PROSPECTUS
All references in this prospectus to “Donegal Group,” the “Company,” “we,” “our” and “us” refer to Donegal Group Inc. and its consolidated subsidiaries unless the context otherwise requires.
We recommend that you read this prospectus together with the documents we incorporate by reference in this prospectus and the additional information we refer to below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below.
We have filed a registration statement on Form S-3 with the SEC relating to the securities this prospectus covers. This prospectus is a part of the registration statement, but does not contain all of the information we included in the registration statement. Whenever we refer in this prospectus to a Company contract or other document, such reference is only a summary. You should refer to the exhibits we have included or incorporated by reference as a part of the registration statement for a copy of the applicable contract or other document.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may review our filings with the SEC through the SEC’s Internet site at www.sec.gov or by visiting our web site at www.donegalgroup.com. The information these Internet sites contain does not constitute a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate information in this prospectus by reference. Incorporation by reference means that we can disclose important information to you by referring to another document we have filed with the SEC or may file with the SEC in the future. The information we incorporate by reference in this prospectus is a part of this prospectus.
This prospectus incorporates by reference important business and financial information and risk factors about us from documents that we have previously filed with the SEC. SEC rules do not require us to include, and we have not included, these documents as part of this prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, without charge a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Anyone, including a beneficial owner, to whom a prospectus is delivered, may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and telephone number:
Donegal Group Inc.
1195 River Road, P.O. Box 302
Marietta, Pennsylvania 17547
Attention:	Jeffrey D. Miller, Executive Vice President and Chief Financial Officer
Telephone: (800) 877-0600
Email: jeffmiller@donegalgroup.com
We incorporate by reference into this prospectus the following documents that we have previously filed with the SEC (SEC File No. 0-15341):
•	Our Annual Report on Form 10-K for the year ended December 31, 2023.
•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024.
•	Our Proxy Statement dated March 15, 2024.

•	Our Current Report on Form 8-K that we filed on April 22, 2024, other than the portions of that document that the SEC rules do not consider as filed.
•
The description of our Class A common stock under our registration statement on Form 8-A we filed pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report we filed with the SEC, for the purpose of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Items 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, or (ii) after the date of this prospectus until we sell all of the securities covered by this prospectus or the sale of securities by us pursuant to this prospectus is terminated.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION
This prospectus and the documents we incorporate by reference in this prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain discussions relating to underwriting, premium and investment income volumes, business strategies, reserves, profitability, Donegal Mutual’s ongoing information systems implementation, business relationships and our other business activities during 2024 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “objective,” “project,” “predict,” “potential,” “goal” and similar expressions. While these forward-looking statements reflect our current views about future events, our current assumptions are subject to known and unknown risks and uncertainties that may cause our results, performance or achievements to differ materially from those we currently anticipate or imply by our forward-looking statements. We cannot control or predict many of the factors that could determine our future financial condition or results of operations. Such factors may include those we describe under “Risk Factors.” The forward-looking statements contained in our Form 10-K Report for the year ended December 31, 2023 reflect our views and assumptions only as of the date of that Form 10-K Report. Except as required by law, we do not intend to update, and we assume no responsibility for updating, any forward-looking statements we have made. We qualify all of our forward-looking statements by these cautionary statements.

DESCRIPTION OF OUR 2024 AGENCY STOCK PURCHASE PLAN
We describe the provisions of our plan below in question and answer form. Under our plan, the term “subsidiary and affiliated insurance companies” means subsidiary insurance companies we and Donegal Mutual control. Our board of directors approved our plan on July 18, 2024.
Purpose and Advantages of Our Plan
1.	What is the purpose of our plan?
Our plan provides an eligible agency, as we describe in Question and Answer 6 below, an opportunity to acquire a long-term proprietary interest in us through the purchase of our Class A common stock at a discount from current market prices. In offering our plan, we seek to foster our interests and the interests of eligible agencies by helping us achieve our objective of long-term profitable growth. Accordingly, we adopted our plan for the purpose of facilitating an eligible agency’s purchase of and long-term investment in shares of our Class A common stock. Although an eligible agency is legally free to sell the shares of our Class A common stock it purchases pursuant to our plan, it is our expectation that an eligible agency will hold those shares on a long-term basis. As we discuss in Question and Answer 6 below regarding eligibility, immediate resale of shares is a factor we consider in our determination whether an otherwise eligible agency should remain eligible for continued participation in our plan.
2.	What are the advantages of our plan?
Under our plan, an eligible agency can utilize three convenient payment methods to purchase our Class A common stock at a 10% discount from the current market price. The eligible agency will not pay any brokerage commissions or service charges in connection with its purchase.
Administration
3.	Who administers our plan for participants?
A committee comprised of at least three persons our board of directors appoints from time to time administers our plan. The committee may adopt rules and regulations for the administration of our plan. The committee’s interpretations or constructions of the provisions of our plan are final and conclusive unless our board of directors takes contrary action.
Our board of directors appointed Kevin G. Burke, W. Daniel DeLamater and Jeffrey D. Miller to serve as members of the committee. We do not compensate members of the committee for administering our plan. Kevin G. Burke is our President and Chief Executive Officer and holds the same positions with Donegal Mutual. W. Daniel DeLamater is our Executive Vice President and Chief Operating Officer and holds the same positions with Donegal Mutual. Jeffrey D. Miller is our Executive Vice President and Chief Financial Officer and holds the same positions with Donegal Mutual. The address of each member of the committee is c/o Donegal Group Inc., 1195 River Road, P.O. Box 302, Marietta, PA 17547; the telephone for each member is (800) 877-0600.
4.	Where may I obtain additional information about our plan and its administrators?
You may obtain additional information about our plan and its administrators by contacting Jeffrey D. Miller, our Executive Vice President and Chief Financial Officer, at (800) 877-0600; email at jeffmiller@donegalgroup.com.
5.	What is the term of our plan?
Our plan will expire on September 30, 2027 unless our board of directors terminates our plan earlier. Our board of directors has the right to terminate our plan at any time without notice provided that any termination would not adversely affect any participant’s then existing rights. During the term of our plan, our plan will have consecutive semi-annual subscription periods. The subscription periods will extend from October 1 through March 31 and from April 1 through September 30 of each year.

Participation
6.	Which agencies may participate in our plan?
An eligible agency is an independent insurance agency that brings value to us, Donegal Mutual and our subsidiary and affiliated insurance companies, directly or indirectly, as we determine in our discretion, and with which we seek a long-term relationship. Only eligible agencies may participate in our plan. The eligibility criteria we consider include the agency’s volume of direct premiums written, the ability of the agency to increase sales and grow its volume of direct premiums written, the historic loss ratio based on the agency’s direct premiums written and whether we have placed the agency on rehabilitation, meaning that we notified the agency of operational deficiencies, or we have revoked the agency’s binding authority. We may base eligibility on agency segmentation class or any other factors that indicate value to us, directly or indirectly, in our discretion.
We periodically review the continued eligibility of each eligible agency. We will consider a pattern of immediate resale of shares the eligible agency has acquired under our plan as a factor in our determination whether that agency should remain eligible for continued participation in our plan. Immediate resales would tend to indicate that an agency is not interested in our long-term profitable growth. If we determine to discontinue an agency’s participation in our plan, we will notify the agency in writing that we have discontinued its eligibility to participate in our plan. We will send this notice to the agency as promptly as possible, but in no event later than two weeks after the end of the subscription period during which we make such a decision. We will treat our decision, in our discretion, to discontinue the eligibility of an agency under our plan as an automatic withdrawal from our plan. See Questions and Answers 24 and 25 below.
7.	How may an eligible agency participate in our plan?
An eligible agency may enroll in our plan by completing and filing a subscription agreement with us, as we describe in Question and Answer 8. We will send each eligible agency a subscription agreement and a copy of this prospectus and any prospectus supplements prior to the beginning of the first enrollment period following the agency’s designation as an eligible agency.
8.	What does a subscription agreement provide?
A subscription agreement allows each eligible agency to decide and identify the date on which the agency desires to enroll in our plan, the amounts of contribution and the payment methods it selects for purchases under our plan. Eligible agencies that participated in our former agency stock purchase plan may participate in our plan by checking the appropriate box on the subscription agreement. If the eligible agency participated in our former agency stock purchase plan using the direct bill commission payment method, we will automatically continue that agency’s participation in our plan. In either such event, we will continue that agency’s prior contribution amounts and payment methods from our former agency stock purchase plan unless the eligible agency provides new instructions in the subscription agreement.
9.	When may an eligible agency enroll in our plan?
If an eligible agency chooses the direct bill commission payment method, as we explain in Question and Answer 15, enrollment in our plan may occur only during the enrollment period preceding each subscription period, which is from the 1st through the 31st day of March and from the 1st through the 30th day of September of each year. An eligible agency that desires to subscribe to purchase shares of our Class A common stock through withholding from direct bill commissions must duly execute and complete a subscription agreement and return it to us during the applicable enrollment period. Once an eligible agency enrolls in the direct bill commission payment method, an eligible agency’s participation in our plan continues for each succeeding subscription period unless the agency ceases to be an eligible agency or withdraws from enrollment in our plan.
If an eligible agency chooses the lump-sum payment method, as we explain in Question and Answer 17, an eligible agency may enroll by submitting a supplemental subscription agreement to us and making a lump-sum payment by the last day of the applicable subscription period, which is September 30 or March 31 of each year.
If an eligible agency chooses the contingent commission payment method, as we explain in Question and Answer 18, an eligible agency may enroll by submitting a subscription agreement to us during the enrollment period immediately preceding each subscription period, which is from the 1st through the 31st day of March and from the 1st through the 30th day of September of each year.

10.	May an eligible agency transfer its subscription rights to another person or agency?
No. An eligible agency may not assign its subscription payments or rights to subscribe to any other person, and we will consider any attempt to do so as void, except for designations our plan permits as we describe in Question and Answer 23.
Costs and Expenses
11.	Are participants responsible for any expenses in connection with purchases under our plan?
No. We will not charge an eligible agency any brokerage commissions or other charges in connection with its purchase of shares of our Class A common stock under our plan.
Purchases
12.	How many shares are available for purchase under our plan?
Our board of directors has reserved 500,000 shares of our Class A common stock for purchase by eligible agencies under our plan.
13.	What is the purchase price of shares of our Class A common stock under our plan?
The subscription price for each share of our Class A common stock an eligible agency purchases under our plan is 90% of the average of the closing prices of our Class A common stock on the Nasdaq Global Select Market on the last ten trading days of the applicable subscription period.
14.	How may an eligible agency pay for shares it purchases under our plan?
An eligible agency can pay for shares it purchases under our plan by means of three payment methods: direct bill commission deduction, lump-sum payment or contingent commission deduction.
15.	What is the direct bill commission payment method?
Under the direct bill commission payment method, an eligible agency may elect to purchase shares of our Class A common stock under our plan through deductions from its monthly direct bill commission payments by designating that we withhold a minimum of 1% and up to a maximum of 10% of the eligible agency’s monthly direct bill commission payments from the direct bill commission payments payable to that eligible agency. The total subscription limit under all payment methods, including the direct bill commission payment method, is $12,000 per subscription period. “Direct bill commission payments” means those commissions that an eligible agency earns and that are actually available for payment in a monthly period to an eligible agency for personal and commercial direct bill policies after the application of all offsetting debits and credits.
16.	May an eligible agency that chooses the direct bill commission payment method change the method or amount of contribution under our plan?
Yes. An eligible agency choosing the direct bill commission payment method may change the method or the rate of contribution by filing a new subscription agreement with us during the enrollment period for the next subscription period. This change will become effective upon the commencement of the next subscription period.
17.	What is the lump-sum payment method?
Under the lump-sum payment method, an eligible agency may, by September 30 and March 31 of each subscription period, elect to make lump-sum cash payments for the purchase of shares of our Class A common stock under our plan. The minimum lump-sum cash payment is $1,000 per subscription period with a total subscription limit under all payment methods, including the lump-sum payment method, of $12,000 per subscription period.
18.	What is the contingent commission payment method?
An eligible agency may designate that we withhold a percentage of the contingent commission payable to it under the terms of the applicable agency profit-sharing plan, or its equivalent, for the purchase of shares of our Class A common stock under our plan during the enrollment period immediately preceding a subscription period. The total subscription limit under all payment methods, including the contingent commission payment method, is $12,000 per subscription period.

19.	Are there limitations on the amount of contributions or purchases that an eligible agency can make?
Yes. Each eligible agency’s total contributions for purchases under all payment methods, which we describe in Questions and Answers 15, 17 and 18 above, may not exceed $12,000 during each subscription period. At the close of each subscription period, we will total each agency’s contributions from all payment methods. If at any time throughout a subscription period, an eligible agency’s total payments exceed the $12,000 maximum amount and the agency so requests, we will return the excess amount without interest to the agency within a reasonable period after its request. We will apply through our plan any amount we do not return to the purchase of shares of our Class A common stock during the next subscription period without increasing the $12,000 limitation applicable to that subscription period.
20.	How does an eligible agency make purchases under our plan?
We maintain a plan account for each enrolled eligible agency. We will hold all contributions an eligible agency makes through deductions from an eligible agency’s direct bill commission and contingent commission payments and lump-sum payments during a subscription period, up to $12,000, in a separate bank account we maintain for plan participants until we issue the shares to the eligible agency that has purchased the shares under our plan.
At the end of each subscription period, we will divide the amount we have credited to each eligible agency’s plan account by the subscription price for the subscription period, and we will credit the eligible agency’s plan account with the number of whole shares that results. We will carry forward any amount remaining in that plan account to the next subscription period without increasing the $12,000 limitation applicable to that subscription period or, if the eligible agency requests, we will return any remaining amount to the eligible agency. If the number of shares the eligible agency subscribes for during any subscription period exceeds the number of shares available for sale under our plan, we will allocate the remaining available shares among the participating eligible agencies in proportion to their total plan account balances, without regard to any amount we carried forward from a previous subscription period.
Shares; Certificates for Shares
21.	May an eligible agency transfer, pledge, hypothecate or assign shares credited to the agency’s plan account?
An eligible agency may not transfer, pledge, hypothecate or assign its subscription rights under our plan or shares that we credit to its plan account, except for designations we permit under our plan as we describe in Question and Answer 23.
22.	Will we issue stock certificates for shares of our Class A common stock an eligible agency purchases?
We will not issue stock certificates for shares of our Class A common stock an eligible agency purchases. We will issue the shares that each eligible agency purchases under our plan in electronic “book-entry” form through the Direct Registration System and deposit such shares directly into an account for that eligible agency with Computershare Trust Company N.A. (“Computershare”), our transfer agent, within a reasonable time after purchase.
23.	In whose name are accounts maintained and shares registered when issued?
We will maintain accounts in our plan in the name of each eligible agency. Consequently, we will issue shares in the same name. An eligible agency may, upon written request to us, designate that we issue shares to a shareholder, partner, member, other principal or other licensed employee of that eligible agency. The eligible agency may also designate that any retirement plan that the eligible agency maintains for the benefit of the eligible agency or any of its shareholders, partners, members, other principals or other licensed employees of the eligible agency may purchase shares instead of the eligible agency through lump-sum payments the designee makes. These permitted designations are subject to the maximum amount limitation of $12,000, compliance with all laws that apply, including the Employee Retirement Income Security Act of 1974, payment by the eligible agency or its designee of any necessary transfer taxes and satisfaction of our usual requirements for recognition of a transfer of shares of our Class A common stock.
Withdrawals from Our Plan
24.	How and when may an eligible agency withdraw from our plan?
An eligible agency that has enrolled in our plan may withdraw from our plan at any time upon notification to us by an authorized representative of the eligible agency of the withdrawal in writing. We will treat a termination of agency status for any reason as an automatic withdrawal. If an agency withdraws from our plan, that agency may not re-enroll until after the next full subscription period has elapsed, and then only if we have redesignated the agency as an eligible agency.
25.	What happens to any shares and cash we have credited to an eligible agency’s plan account at the time of withdrawal?
Promptly after the withdrawal or termination of an agency’s eligibility, but in no event later than three weeks after the end of the subscription period during which the withdrawal or termination occurs, we will refund in cash without interest any amount we have credited to an eligible agency’s plan account at the time of withdrawal to that eligible agency.
Other Information
26.	What happens if we declare a stock split or stock dividend or change or exchange our Class A common stock for shares of stock or other securities of our own or another corporation?
Our committee will make appropriate adjustments in the total number and kind of our shares that we have reserved for sale under our plan if we increase or decrease or change the outstanding shares of our Class A common stock into or exchange them for a different number or kind of our shares or other securities or stock or securities of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, spin-off or combination of shares.
27.	What are the federal income tax consequences of an eligible agency’s participation in our plan?
At the time of purchase, and where an eligible agency purchases shares of our Class A common stock in its own name, federal tax laws will treat the eligible agency as having received ordinary income in an amount equal to the difference between the subscription price it has paid and the fair market value of our Class A common stock on the date it purchased the shares. The participating agency will have a basis in the shares of our Class A common stock it purchases under our plan equal to the purchase price plus the amount of ordinary income it recognizes. At the end of each calendar year, we will mail to each participating agency a Form 1099 reflecting the amount of ordinary income the eligible agency has received under our plan. We will have a tax deduction at the same time in a corresponding amount.
When an agency disposes of shares of our Class A common stock it has purchased under our plan, it will recognize a long-term or short-term capital gain, depending upon the holding period of the shares, on any amount it receives in excess of its basis in the shares of our Class A common stock. If the amount the eligible agency receives is less than its basis, it will recognize the loss as a long-term or short-term capital loss, depending upon the holding period of the shares, which begins on the day after it acquires each share.
We also advise an eligible agency to consult with a tax advisor to determine the tax consequences of a given transaction, particularly if the eligible agency designates a taxpayer other than the eligible agency to become a participant in our plan.
28.	May we change or discontinue our plan?
Yes. Our board of directors may amend, modify or terminate our plan at any time without notice if the amendment, modification or termination does not adversely affect your existing rights under our plan.
29.	How may eligible agencies sell shares of our Class A common stock they purchase under our plan?
As we discuss in Question and Answer 22, we will issue to each participating agency the shares it has purchased under our plan in electronic “book-entry” form after the end of the subscription period during which it purchased the shares and deposit such shares directly into an account in the name of that agency with Computershare, our transfer agent. Participants will have the sole discretion as to whether or when to sell their shares and may transfer or dispose of them at any time without restriction after receipt of their shares. An eligible agency may choose to sell shares through Computershare or to transfer and sell shares through the broker of its choice.

PLAN OF DISTRIBUTION
We have reserved 500,000 shares of our Class A common stock for sale to eligible agencies under our plan until our plan terminates on September 30, 2027. We will offer the shares of our Class A common stock under our plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the offer or sale of shares of our Class A common stock under our plan. We will pay all costs of administering our plan. We will not charge participants any brokerage commissions or service charges in connection with their purchase of shares under our plan.
USE OF PROCEEDS
We will retain all net proceeds from the sale of the shares of our Class A common stock under our plan. We intend to use the proceeds from sales of these shares for general corporate purposes, including making investments in and advances to our subsidiaries.
EXPERTS
The consolidated financial statements of Donegal Group, Inc. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
LEGAL OPINION
Duane Morris LLP, Philadelphia, Pennsylvania, has passed upon the validity of the issuance of the shares of our Class A common stock we offer pursuant to this prospectus.

DONEGAL GROUP INC.

2024 AGENCY STOCK PURCHASE PLAN
500,000
Shares of
Class A Common Stock

PROSPECTUS

Dated August   , 2024
We recommend that you rely only on the information we include or incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information.
We do not claim the accuracy of the information in this prospectus as of any date other than the date stated above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
We estimate our expenses in connection with this registration statement, other than underwriting discounts and commissions, as follows:
SEC registration fee	$1,098.14
Printing expenses	1,000.00
Legal and accounting expenses	20,000.00
Miscellaneous	500.00
TOTAL	$22,598.14
Item 15.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, the law of the state of our incorporation, empowers a corporation, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys’ fees, judgments, fines and certain settlements, they actually and reasonably incur in any suit or proceeding to which they are parties as long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful. Our by-laws provide that we shall indemnify to the fullest extent Delaware law permits any person, including our directors and our officers, made, or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.
The by-laws of Donegal Mutual, a Pennsylvania mutual insurance company, provide that Donegal Mutual shall indemnify to the fullest extent Pennsylvania law permits any person, including Donegal Mutual directors and officers, made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.
Our by-laws provide that, to the fullest extent Delaware law permits, our directors shall not have any personal liability for monetary damages for any action taken or any failure to take any action.
Donegal Mutual’s by-laws provide that, to the fullest extent Pennsylvania law permits, the directors of Donegal Mutual shall not have any personal liability for monetary damages for any action taken or any failure to take any action.
Item 16.	Exhibits.
No.	Description
4.1	Donegal Group Inc. Agency Stock Purchase Plan (filed herewith)
5.1	Opinion of Duane Morris LLP (filed herewith)
23.1	Consent of Duane Morris LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).
24.1	Powers of Attorney (included in signature pages)
107	Filing Fee Table
Item 17.	Undertakings.
We hereby undertake:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4) That, for the purpose of determining liability under the Securities Act, to any purchaser:
(i) Each prospectus filed by us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
(5) That, for the purpose of determining our liability under the Securities Act, to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of us or used or referred to by us;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and
(iv) Any other communication that is an offer in the offering made by us to the purchaser; and
(6) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, that we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on August 30, 2024.
DONEGAL GROUP INC.

By:	/s/ Kevin G. Burke
Kevin G. Burke,
President and Chief Executive Officer
Know all men by these presents, that each person whose signature appears below constitutes and appoints Kevin G. Burke and Jeffrey D. Miller, and each or any of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Kevin G. Burke	President and Chief Executive Officer (principal executive officer)	August 30, 2024
Kevin G. Burke

/s/ Jeffrey D. Miller	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	August 30, 2024
Jeffrey D. Miller

/s/ Scott A. Berlucchi	Director	August 30, 2024
Scott A. Berlucchi

/s/ Dennis J. Bixenman	Director	August 30, 2024
Dennis J. Bixenman

/s/ Jack L. Hess	Director	August 30, 2024
Jack L. Hess

/s/ Barry C. Huber	Director	August 30, 2024
Barry C. Huber

/s/ David C. King	Director	August 30, 2024
David C. King

/s/ Kevin M. Kraft, Sr.	Director	August 30, 2024
Kevin M. Kraft, Sr.

Signature	Title	Date

/s/ Jon M. Mahan	Director	August 30, 2024
Jon M. Mahan

/s/ S. Trezevant Moore, Jr.	Director	August 30, 2024
S. Trezevant Moore, Jr.

/s/ Britta H. Schatz	Director	August 30, 2024
Britta H. Schatz

/s/ Annette B. Szady	Director	August 30, 2024
Annette B. Szady